Exhibit 99.1

ACORN ENERGY ANNOUNCES Q3 2010 RESULTS
Coreworx Operations to be Sold in Management Buyout

Montchanin, DE – November 10, 2010 – Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced its results for the third quarter and nine month period ended September 30, 2010. The Company also announced that it has entered into a binding letter of intent to sell its wholly-owned subsidiary Coreworx to the management of that business.

For the third quarter, Acorn revenue increased 64% to $10.6 million and for the nine month period revenue increased 21% to $27.6 million compared to the corresponding 2009 periods.

During the first nine months of 2010 Acorn Energy had a loss of $10.8 million, of which $7.6 million was related to Coreworx’ operations.  Acorn has decided to cease funding Coreworx and allow its management, certain employees and other investors to acquire Coreworx in a management buyout (MBO), with a transaction effective date on or before December 15, 2010. The Company expects to record a non-cash impairment charge of approximately $9.4 million in the fourth quarter with respect to the write-off of goodwill and other intangible assets associated with Coreworx.

John Moore, CEO of Acorn Energy stated, “We are very supportive of the MBO and Acorn will continue to own a 10% portfolio interest in Coreworx , warrants for the same number of Coreworx shares, a $4 million secured note and  a 4 per cent sales royalty up to $20 million.  When the MBO is ultimately successful, Acorn will have substantial upside in Coreworx’ success without any continuing economic commitment.  We continue to believe in the need for Coreworx’ products and the vision of its management team, but we are disappointed in the delays for converting the pipeline into contracts.  We believed the nuclear upgrades as well as new installations would proceed more quickly.

“We expect to record a greatly improved group performance in the fourth quarter.  We will have the benefit of CoaLogix’ increased capacity for the full quarter; DSIT will continue its outstanding performance, and GridSense should begin to receive orders from utility companies.  USSI is attracting a lot of attention and should be gaining greater traction as well. In addition, the discontinuance of operating losses from Coreworx and the reductions in Acorn corporate costs will assist in achieving our 2011 goal of operating profitability,”  John Moore concluded.

Below are the highlights and lowlights for the third quarter which include Coreworx’ results.

Q3 2010 vs. Q3 2009:
•	Group revenue for Q3 increased 64% to $10.6 million from $6.5 million
•	Group gross profit increased 28% to $3.7 million from $2.9 million
•	CoaLogix revenue increased 94% to $5.5 million from $2.8 million
•	DSIT revenue increased 41% to $3.2 million from $2.3 million
•	GridSense expanded its sales team
•	Acorn ownership of USSI increased to 58%

Q3 2010 Lowlight:
•	Group loss of $4.6 million vs. $1.2 million
•	Coreworx loss of $2.4 million vs. a loss of $512,000
•	GridSense revenue $671,000 because of delays by utilities in funding smart grid projects.

Portfolio Companies

CoaLogix

This leading company in the regeneration of SCR catalyst used by coal-fired power plants to reduce NOx emissions for a cleaner environment has increased its capacity (the first of three expansion phases) with the completion of its new Steele Creek plant. This addition is timely given the recently announced services agreements between CoaLogix and Haldor Topsoe and Cormetech. Cormetech and Haldor Topsoe are teaming up with CoaLogix to offer their utility customers CoaLogix’ regenerated catalysts as an optional and complementary choice to its new catalyst. Cormetech is a North Carolina-based manufacturer of catalysts, and Haldor Topsoe is a Danish company with manufacturing in the US. Both Cormetech and Haldor Topsoe are world leaders in manufacturing their unique types of catalyst.  In the U.S. alone there is an installed base of $1.5 billion of catalysts. Regenerated catalyst alone or combined with new catalyst can be considerably less expensive than new catalyst and mitigates the expense and problems associated with the disposal of deteriorated catalyst.  CoaLogix also received a five year blanket contract that establishes provisions for SCR catalyst regeneration for American Electric Power (AEP)’s fleet of units equipped with selective catalytic reduction (SCR) systems. Finally, CoaLogix was recently named a nominee for the North Carolina Technology Association (NCTA) 21 Awards in the category of Green Technology Company and for the Rising Star 2010 Platt’s Global Energy Award.

DSIT

DSIT’s results continue to grow with increased sales, gross profit, gross margin and operating income from the expansion of its portfolio of products such as the new lightweight, compact and portable Diver Detection Sonar (DDS) system.  The PointShield™ is a smaller, lighter version of AquaShield™ and is for the protection requirements of on-water facilities in small, restricted areas, such as water intake channels, canals or narrow entrances. DSIT closed on a number of projects that totaled more than $6 million to a major Asian country and has recently successfully demonstrated the PointShield™ at a U.S. energy facility as Homeland Security related opportunities in the U.S. market begin to increase.  Net income for the nine months totaled $1.2 million.

GridSense

Acorn commenced consolidating the results of GridSense on May 12, 2010 after acquiring the outstanding shares not previously owned by Acorn. Also in May, GridSense acquired Online Monitoring, Inc. (OMI), a recognized leader in the monitoring of specific transformer parts in electric utility transformers for the assumption of trade payables. OMI’s capabilities compliment those of GridSense and add critical know-how and technology in smart grid distribution automation. We expect an increase in sales as stimulus grants for the U.S. Smart Grid are released to utilities.

U.S. Sensor Systems, Inc. (USSI)

Acorn began consolidating USSI’s results on February 23, 2010 and recorded $0.2 million in revenue with a net loss of $0.7 million in the first nine months of 2010. USSI continues to build its pipeline of projects for 4D seismic and microseismic monitoring and its perimeter security/pipeline monitoring systems. We expect an increase in sales as these pipeline projects materialize in the coming quarters.  Frost & Sullivan, a world leader in technology, market, customer, and economic research, selected the USSI Geophone sensor for its 2010 Technology Innovation of the Year Award for Fiber Optic Sensor Technology for the Oil and Gas Industry.

Conference Call Information

The Company will host an investor call on Thursday, November 11, 2010 at 8:30am ET to discuss its third quarter 2010 results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through the Internet at www.acornenergy.com.  If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on November 29, 2010 by dialing (877) 344-7529 or (412) 317-0088 and entering access code # 446200.

About Acorn Energy

Acorn Energy, Inc. (NASDAQ: ACFN) is a publicly-traded holding company with equity interests in CoaLogix, DSIT, GridSense and U.S. Sensor Systems Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(unaudited)

ASSETS	As of September 30, 2010	As of December 31, 2009
Current assets:
Cash and cash equivalents	$4,966	$11,208
Restricted deposits	1,579	1,627
Accounts receivable, net	7,262	3,541
Unbilled revenue and work-in-process	5,901	4,113
Inventory	4,305	1,848
Other current assets	3,236	2,317
Total current assets	27,249	24,654
Property and equipment, net	11,495	3,357
Other investments and loans to equity investees	2,937	2,796
Funds in respect of employee termination benefits	2,330	2,074
Restricted deposits	713	611
Intangible assets, net	13,891	8,194
Goodwill	14,363	6,679
Deferred taxes	269	227
Other assets	669	143
Total assets	$73,916	$48,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$1,648	$430
Accounts payable	3,972	1,607
Accrued payroll, payroll taxes and social benefits	2,104	1,409
Advances from customers	3,625	1,924
Other current liabilities	6,562	3,064
Total current liabilities	17,911	8,434

Liability for employee termination benefits	3,539	3,129
Long-term debt	319	405
Other long-term liabilities	310	669
Total long-term liabilities	4,168	4,203
Stockholders’ Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –13,248,813 and 16,917,925 shares at December 31, 2009 and September 30, 2010, respectively	169	132
Additional paid-in capital	78,270	58,373
Warrants	274	290
Accumulated deficit	(33,747)	(23,343)
Treasury stock, at cost –1,275,081 and 801,920 shares at December 31, 2009 and September 30, 2010, respectively	(3,036)	(4,827)
Accumulated other comprehensive income	492	152
Total Acorn Energy, Inc. stockholders’ equity	42,422	30,777
Non-controlling interests	9,415	5,321
Total stockholders’ equity	51,837	36,098
Total liabilities and stockholders’ equity	$73,916	$48,735

ACORN ENERGY, INC. AND SUBSIDIARIES
Condensed CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2010	2009	2010	2009
Revenues:
Catalytic regeneration	$14,812	$12,761	$5,479	$2,824
Projects	8,447	6,156	3,189	2,154
Software license and services	2,758	3,487	1,091	1,385
Smart grid distribution products and services	1,188	--	671	--
Other	360	317	157	100
	27,565	22,721	10,587	6,463
Cost of sales:
Catalytic regeneration	10,109	8,592	4,563	2,126
Projects	4,632	3,566	1,815	1,215
Software license and services	531	599	151	183
Smart grid distribution products and services	512	--	321	--
Other	249	234	84	78
	16,033	12,991	6,934	3,602
Gross profit	11,532	9,730	3,653	2,861
Operating expenses:
Research and development expenses, net of SRED credits of $1,016 in the nine months ended September 30, 2009	2,428	76	886	424
Dividends received from EnerTech	(135)	--	--	--
Dividends received from EnerTech	(135)	--	--	--
Selling, general and administrative expenses	21,352	13,372	7,466	4,565
Total operating expenses	23,645	13,448	8,352	4,989
Operating loss	(12,113)	(3,718)	(4,699)	(2,128)
Finance income (expense), net	(174)	213	131	297
Gain on investment in GridSense	1,327	--	--	--
Gain on sale of Comverge shares	--	1,403	--	176
Loss before taxes on income	(10,960)	(2,102)	(4,568)	(1,655)
Tax benefit (expense) on income	(570)	72	(372)	72
Loss from operations of the Company and its consolidated subsidiaries	(11,530)	(2,030)	(4,940)	(1,583)
Share in losses of GridSense	--	(129)	--	--
Share in losses of GridSense	--	(129)	--	--
Share in income of Paketeria	--	263	--	263
Net loss	(11,530)	(1,896)	(4,940)	(1,320)
Net (income) loss attributable to non-controlling interests	688	(48)	373	96
Net loss attributable to Acorn Energy Inc.	$(10,842)	$(1,944)	$(4,567)	$(1,224)
Basic and diluted earnings per share attributable to Acorn Energy Inc.:
Net loss per share attributable to Acorn Energy Inc. – basic and diluted	$(0.75)	$(0.17)	$(0.29)	$(0.11)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic and diluted	14,475	11,365	15,721	11,186